                                        -----------------------------
                                                  OMB APPROVAL
                                        -----------------------------
                                        OMB NUMBER:         3235-0145
                                        EXPIRES:     OCTOBER 31, 1994
                                        ESTIMATED AVERAGE BURDEN
                                        HOURS PER RESPONSE . . .14.90
                                        -----------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO.      5     )*
                                         -----------


                          ACKERLEY COMMUNICATIONS, INC.
                 ----------------------------------------------
                                (Name of Issuer)

                       Common Stock & Class B Common Stock
                 ----------------------------------------------
                         (Title of Class of Securities)

                                    004527107
                               -------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 pages

-------------------------                       -------------------------------
CUSIP No.   004527107                  13G            Page    2   of   5  Pages
         ----------------                                   -----    ----
-------------------------                       -------------------------------

-------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
     1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         Barry A. Ackerley
                         ###-##-####
-------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     2
                         N/A                      (a)  / /
                                                  (b)  / /
-------------------------------------------------------------------------------
          SEC USE ONLY
     3

-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
     4
                         UNITED STATES
-------------------------------------------------------------------------------
                         SOLE VOTING POWER
   NUMBER OF        5
    SHARES                                   5,427,806 COMMON STOCK
 BENEFICIALLY                                5,691,085 CLASS B COMMON STOCK
   OWNED BY    ----------------------------------------------------------------
     EACH                SHARED VOTING POWER
   REPORTING        6
    PERSON
     WITH

                                             0 COMMON STOCK
                                             0 CLASS B COMMON STOCK
               ----------------------------------------------------------------
                         SOLE DISPOSITIVE POWER
                    7
                                              5,427,806 COMMON STOCK
                                              5,691,085 CLASS B COMMON STOCK
               ----------------------------------------------------------------
                         SHARED DISPOSITIVE POWER
                    8
                                              0 COMMON STOCK
                                              0 CLASS B COMMON STOCK
-------------------------------------------------------------------------------
         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9
                  * 5,431,438 COMMON STOCK
                  * 5,691,217 CLASS B COMMON STOCK
-------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    10
            * Mr. Ackerley disclaims beneficial ownership of 3,632
            common shares and 132 Class B common shares held by
            spouse, for purposes of Section 13(g) of the Act.
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    11
                  56.2% COMMON STOCK
                  96.5% CLASS B COMMON STOCK
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON*
    12
                            IN
-------------------------------------------------------------------------------

ITEM 1 (A):    NAME OF ISSUER

                    Ackerley Communications, Inc.


ITEM 1 (B):    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                    Seafirst Fifth Avenue Plaza
                    Suite 3700
                    800 Fifth Avenue
                    Seattle,  WA  98104


ITEM 2 (A):    NAME OF PERSON FILING

                    (See Item 1 of cover page)


ITEM 2 (B):    ADDRESS OF PRINCIPAL BUSINESS OFFICE

                    Seafirst Fifth Avenue Plaza
                    Suite 3700
                    800 Fifth Avenue
                    Seattle,  WA  98104


ITEM 2 (C):    CITIZENSHIP

                    (See Item 4 of cover page)


ITEM 2 (D):    TITLE OF CLASS OF SECURITIES

                    Common Stock and Class B Common Stock


ITEM 2 (E):    CUSIP NUMBER

                    004527107


ITEM 3: This statement is not filed pursuant to Rules 13d-1 (b) or 13d-2, and therefore this item is not applicable.


ITEM 4:        OWNERSHIP

                    (a)  Amount Beneficially Owned:

                         5,431,438 shares Common Stock
                         5,691,217 shares Class B Common Stock

                         Mr. Ackerley disclaims beneficial ownership of 3,632 shares of Common Stock and 132 shares of Class B Common Stock owned by his spouse, for purposes of Section 13(g) of the Act.

                    (b)  Percent of Class:

                         56.2%of Common Stock
                         96.3% of Class B Common Stock

                    (c)  Number of Shares as to Which Such Person Has:

                         (i)       sole power to vote or direct the vote:

                                   5,427,806 Common Stock
                                   5,691,085 Class B Common Stock

                         (ii)      Shares power to vote or direct the vote:

                                   0 Common Stock
                                   0 Class B Common Stock

                         (iii) Sole power to dispose or to direct the disposition of:

                                   5,427,806 Common Stock
                                   5,691,085 Class B Common Stock

                         (iv) Shared power to dispose or to direct the disposition of:

                                   0 Common Stock
                                   0 Class B Common Stock


ITEM 5:        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                    Not Applicable


ITEM 6:        OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
               PERSON

                    Not Applicable


ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY.

                    Not Applicable.


ITEM 8:        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                    Not Applicable


ITEM 9:        NOTICE OF DISSOLUTION OF GROUP.

                    Not Applicable


ITEM 10:       CERTIFICATION

                    Not Applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.


  February 7, 1996
--------------------------------------------
Date


    /s/ Barry A. Ackerley
--------------------------------------------
Signature


  BARRY A. ACKERLEY
--------------------------------------
Chairman and CEO of
ACKERLEY COMMUNICATIONS, INC.